SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 20, 2005

SIMTROL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10927	58-2028246
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Norcross Parkway, Norcross, Georgia		30071
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(770) 242-7566

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

As previously disclosed, in order to raise additional capital to support our operations, we are currently conducting a private placement of a minimum of $250,000 and a maximum of $1,250,000 of units consisting of one share of convertible preferred stock and warrants to purchase one share of our common stock at an exercise price of $1.00 per share and one share of our common stock at an exercise price of $1.25 per share. Each share of preferred stock has a stated value of $3.00 and is convertible into shares of common stock of the Company at a conversion price of $0.75 (resulting in each share being convertible into four shares of common stock).

On May 20, 2005, we completed the sale of $312,000 of securities in this private placement to six accredited investors. Net proceeds to the Company were approximately $272,000 (offering costs were approximately $40,000). We plan to conduct additional closings in the event we receive additional subscriptions to purchase units in the private placement.

Westminster Securities Corporation is acting as our placement agent in the offering, and will receive a cash fee equal to 12% of the gross proceeds that we sell in the private placement and warrants to purchase a number of shares of our common stock equal to 12% of the number of shares of common stock underlying the preferred stock and warrants that we sell in the private placement.

The offers and sales of the securities in the private placement are exempt from the registration requirements of the Securities Act of 1933 (the “Act”) pursuant to Rule 506 and Section 4(2) of the Act. In connection with the offers and sales, we will not conduct any general solicitation or advertising, and we will comply with the requirements of Regulation D relating to the restrictions on the transferability of the shares issued.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SIMTROL, INC.

By:	/s/ Stephen N. Samp
Stephen N. Samp
Chief Financial Officer

Dated: May 25, 2005